EXHIBIT 4(ooo)

    First Amendment to Commitment Letter between German American Capital
                        Corporation and CRIIMI MAE Inc.






                                 FIRST AMENDMENT

     This FIRST AMENDMENT is made and entered into by and between German American Capital Corporation ("GACC") and CRIIMI MAE Inc. ("CRIIMI MAE") as of June 20, 1995 with reference to that certain (i) Commitment Letter from GACC to CRIIMI MAE Inc. dated as of January 19, 1995 (the "Commitment"), (ii) Committed Master Repurchase Agreement Governing Purchases and Sales of Participation Certificates by and between GACC and CRIIMI MAE dated as of January 23, 1995 (the "FHA Facility"), and (iii) Committed Master Repurchase Agreement by and between GACC and CRIIMI MAE dated as of January 23, 1995 (the "GNMA Facility"). The FHA Facility and the GNMA Facility are hereinafter referred to collectively as the "Facilities". Terms not otherwise defined herein shall have the meaning set forth in the Commitment.

1.   Section 12(e) of each of the Facilities is hereby amended by deleting
Section 12(e) in its entirety and inserting the following in its place:

     "Seller shall notify Buyer as soon as possible, but in no event later than the earlier of notification to any other of Seller's lenders or three (3) Business Days after obtaining actual knowledge thereof, if any event has occurred that constitutes an Event of Default with respect to Seller or any event that with the giving of notice or lapse of time, or both, would become an Event of Default with respect to Seller."

2. Section 13(a) of each of the Facilities is amended by inserting the following additional paragraph (xxiv) at the end of Section 13(a).

     "(xxiv) Seller fails to certify in writing at Buyer's request that no Event of Default is continuing at the time of the certification, provided, however, that in addition to the foregoing Buyer shall make such certification in any event within 50 days after the end of each calendar quarters ending March 31, June 30 and September 30 of each year and within 95 days after year-end each year and, provided, further, that Buyer may at any time demand that such certification be made by Seller on the first Business Day of each month."

3. Section 13(a)(xv) of each of the Facilities is hereby amended by deleting clause (iii) contained in the parenthetical in Section 13(a)(xv) in its entirety beginning with the word "and" immediately prior to such clause (iii) through the end of the parenthetical and replacing such clause with the following in the parenthetical:

     "(iii) subordinated debt securities subject to master repurchase agreements or other substantially similar financing facilities secured by like collateral with financial institutions provided that the aggregate indebtedness pursuant to such repurchase agreements or similar financing facilities shall not exceed $100,000,000 and provided that the pledge of any other assets of Seller pursuant to such repurchase agreements or similar financing facilities shall not cause an Event of Default hereunder, and (iv) assets pledged by Seller or its affiliates to secure debt not in excess of $9,200,000 to Signet Bank/Maryland, its successors or assigns, and (v) pledge of a promissory note from C.R.I., Inc. in the approximate amount of $5,200,000 to secure certain deferred compensation arrangements)"

4. Except as amended hereby all of the terms of the Commitment and the Facilities shall remain in full force and effect as written.

IN WITNESS WHEREOF, this First Amendment is made and entered into by GACC and CRIIMI MAE as of the date first above written.

                              GERMAN AMERICAN CAPITAL CORPORATION

                              By:  /s/ Joseph G. Kiely
                                   --------------------------
                              Its: Vice President


                              By:  /s/ John C. Cutting, III
                                   ---------------------------
                              Its: Vice President


                              CRIIMI MAE INC.

                              By:  /s/ Cynthia O. Azzara
                                   ----------------------------
                              Its: Senior Vice President/CFO